Exhibit 99.2

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Announces Promotion of
Gary Sulik to Vice President, Manufacturing
     Houston, Texas (May 26, 2006) — Pioneer Companies, Inc. [NASDAQ: PONR] today announced that Gary Sulik has been promoted to Vice President, Manufacturing. In this role, Mr. Sulik will be responsible for the oversight of Pioneer’s four chlor-alkali manufacturing facilities and three bleach plants. He succeeds David A. Scholes in this position, who has been promoted to Senior Vice President, Operations.
     Mr. Sulik has been with Pioneer since 1997, serving as the plant manager of Pioneer’s chlor-alkali manufacturing facility in Henderson, Nevada. Since 2004, Mr. Sulik also has served as the Director Manufacturing – West Coast, with the responsibilities of directing Pioneer’s three bleach plants located at Tacoma, Washington, and Tracy and Sante Fe Springs, California. Prior to joining Pioneer, Mr. Sulik had worked for 22 years in various positions with Occidental Chemical Corporation.
     Michael Y. McGovern, President and Chief Executive Officer of Pioneer, stated, “Gary Sulik has done an outstanding job, first as plant manager for our Henderson facility, and then with the added responsibilities of managing our three West Coast bleach facilities. With his 32 years of experience in the chlor-alkali industry, Gary has been a valuable asset for Pioneer. We are very pleased that he has agreed to take on these new responsibilities and feel that Gary will play a key role in Pioneer’s future.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants as well as other downstream manufacturing facilities in North America.

     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3222